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                                                                Exhibit 21.1

List of Subsidiaries
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Cumulus Broadcasting, Inc., a Nevada corporation

Cumulus Licensing Corp., a Nevada corporation

GEM Radio Five Ltd., a Trinidad and Tobago corporation

Caribbean Communications Company, a Montserrat corporation

Forjay Broadcasting Corporation, a South Carolina corporation

Forjay Licensing Corp., a Nevada corporation

Minority Radio Associates, Inc., a Georgia corporation

MRA Licensing Corp., a Nevada corporation